Exhibit 99.1

  Kodak Reports Significantly Improved 2nd Quarter Operating Results
                      on Sales of $2.510 Billion

Reaffirms Full-Year Cash, Digital Revenue, and Digital Earnings Goals

    Reduces 2nd Quarter SG&A Expenses by $87 Million; Gross Profit Margins Improve Across All Major Businesses, Driven by Reduced Cost

    GAAP Pre-Tax Loss from Continuing Operations Reduced by 41% to $173 Million; Company Ends Quarter with $1.925 Billion in Cash

  New Consumer Inkjet Products and Imaging Sensor Technology Seeing Positive Market Acceptance; Graphic Communications Group's Enterprise
           Solutions Business Achieves a 40% Sales Increase

    ROCHESTER, N.Y.--(BUSINESS WIRE)--Aug. 2, 2007--Eastman Kodak Company (NYSE:EK) today reported a $121 million year-over-year improvement in pre-tax results from continuing operations, reflecting gross profit margin improvements across all of its major business units. The company achieved a $97 million improvement in digital earnings and a $31 million improvement in traditional earnings, as expenses declined. In addition, the company reported a $135 million after-tax loss from continuing operations, or $0.47 per share, an improvement of $220 million, or $0.77 per share, as compared to the prior year.

    Kodak also reaffirmed its plan to achieve its full-year financial goals for net cash generation, digital revenue growth and digital earnings.

    "Our second-quarter results reinforce our confidence in our full-year performance," said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. "Revenues during the second quarter were in line with our expectations. Earnings improved across all of our major business units, reflecting our strong focus on cost reduction and operational efficiencies. We continue to expect a strong second half, with double-digit sales growth in both of our major digital businesses, driven by a stronger-than-ever portfolio of digital products, including our revolutionary consumer inkjet printing system, new image sensors, workflow software, and an expanded line of NEXPRESS digital color printing presses. I'm pleased with our first-half results, and I remain confident in our ability to achieve our 2007 key strategic objectives."

    On the basis of generally accepted accounting principles in the U.S. (GAAP), the company reported a second-quarter loss from continuing operations of $173 million pre-tax, $135 million after tax, or $0.47 per share, compared with a loss of $294 million pre-tax, $355 million after tax, or $1.24 per share in the year-ago period. Items of expense impacting comparability in the second quarter of 2007 totaled $266 million after tax, or $0.92 per share. The most significant item was restructuring costs of $316 million before tax and $248 million after tax, or $0.86 per share. In the second quarter of 2006, items that impacted comparability totaled $206 million after tax, or $0.72 per share, primarily reflecting restructuring costs.

    For the second quarter of 2007:

    -- Sales totaled $2.510 billion, a decrease of 7% from $2.688 billion in the second quarter of 2006. Digital revenue totaled $1.460 billion, a 3% increase from $1.417 billion. Traditional revenue totaled $1.044 billion, a 17% decline from $1.262 billion in the year-ago quarter.

    -- The company's second-quarter loss from continuing operations, before interest, other income (charges), net, and income taxes was $163 million, compared with a loss of $257 million in the year-ago quarter.

    Other financial details:

    -- Gross Profit margin was 26.2% for the quarter, up from 21.4% in the prior year, primarily attributable to lower costs, driven by manufacturing footprint reductions and the favorable impact of foreign exchange, offset by adverse silver and aluminum costs.

    -- Selling, General and Administrative expenses decreased $87 million from the year-ago quarter, reflecting the company's cost reduction activities. SG&A as a percentage of revenue was 17%, down from 19% in the year-ago quarter.

    -- Net Cash Generation for the second quarter was negative $251 million, compared with negative $74 million in the year-ago quarter. Net Cash Generation for the first half of 2007 was negative $704 million, compared with negative $691 million in the year-ago period. This corresponds to net cash used in operating activities from continuing operations of $298 million for the second quarter, compared with $17 million in the year-ago quarter, driven primarily by changes in working capital. For the first half of 2007, net cash used in operating activities from continuing operations was $695 million, compared with $554 million in the year-ago period.

    -- On April 30, 2007, the company completed the sale of its Health Group to an affiliate of Onex Corporation for $2.350 billion. As previously announced, the company used a portion of the cash proceeds from that transaction to fully repay $1.145 billion of outstanding secured term debt. As of June 30, 2007, the company's debt level was $1.624 billion, a $1.154 billion reduction from the 2006 year-end debt level of $2.778 billion.

    -- Kodak held $1.925 billion in cash and cash equivalents as of June 30, 2007.

    Segment sales and results from continuing operations, before interest, taxes, and other income and charges (earnings from operations), are as follows:

    -- Consumer Digital Imaging Group results improved by $78 million to a loss of $55 million, compared with a year-ago loss of $133 million. This improvement was driven by changes in product portfolio management and lower SG&A expenses, partially offset by scaling of the manufacturing and new product introduction activities in the Inkjet Systems business. Revenues for the second quarter totaled $1.000 billion, down from $1.105 billion in the year-ago quarter. This largely reflects anticipated decreases in traditional photofinishing products and services at retail, partially offset by growth in consumer imaging services and imaging sensors. The new consumer inkjet printer line continues to receive strong customer response and the company continues to expand retail distribution as it increases manufacturing capacity.

    -- Graphic Communications Group earnings from operations were $44 million, compared with $16 million in the year-ago quarter. This earnings increase was primarily driven by manufacturing productivity improvements and lower SG&A expenses, partially offset by higher aluminum costs. Sales for the second quarter were $929 million, a 2% increase from the year-ago quarter. Revenues from digital products improved by 6% for the quarter versus the prior year, driven by favorable foreign exchange and increased sales of digital plates. In addition, the Enterprise Solutions business achieved a 40% revenue increase, driven by strong sales of workflow software.

    -- Film Products Group earnings from operations were $137 million, compared with $119 million in the year-ago quarter, representing a strong improvement in the face of declining revenue. During the second quarter of 2007, the group achieved a 25% operating margin, as compared with 18% in the year-ago quarter. The operating margin performance resulted from changing product mix, lower depreciation expense, and actions to reduce traditional infrastructure ahead of revenue declines. Film Products Group sales were $559 million, down from $660 million in the year-ago quarter, representing a decrease of 15%.

    "The performance of our business units this quarter is more evidence of the progress that we are making in positioning Kodak for sustainable success," said Perez. "I am proud of my team's performance and I am encouraged by the enthusiastic market response to our new products. We continue to make great strides in transforming Kodak into a growing, profitable digital company."

    2007 Outlook Reaffirmed

    Kodak remains focused on three financial metrics as it continues to transform its business: net cash generation, digital earnings from operations and digital revenue growth.

    As indicated during its first-quarter conference call with investors, the company's goal for net cash generation this year is in excess of $100 million after restructuring disbursements of approximately $600 million. This outlook corresponds to expected net cash provided by continuing operations from operating activities, on a GAAP basis, in the range of $200 million to $450 million.

    Additionally, the company's goal for 2007 full-year digital earnings from operations is $150 million to $250 million, which corresponds to a GAAP loss from continuing operations before interest, other income (charges), net, and income taxes for the full year of $550 million to $650 million.

    Finally, the company continues to forecast 2007 digital revenue growth of 3% to 5%, with total 2007 revenue expected to be down between 4% and 7%.

    Conference Call

    Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number:
913-312-1292, access code 4557735. There is no need to pre-register.

    For those wishing to participate via an Internet Broadcast, please access our Kodak Investor Center web page at:
http://www.kodak.com/go/invest.

    The call will be recorded and available for playback by 2:00 p.m. Eastern Time today by dialing 719-457-0820, access code 4557735. The playback number will be active until Thursday, August 9th at 5:00 p.m. Eastern Time.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations for digital earnings from operations, digital revenue growth, net cash generation, sales growth, revenue, and net cash from continuing operations are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of the cost reduction programs;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;

    -- development and implementation of product go-to-market and e-commerce strategies;

    -- protection, enforcement and defense of the Company's intellectual property, including defense of our products against the intellectual property challenges of others;

    -- implementation of intellectual property licensing and other strategies;

    -- integration of the Company's businesses to SAP, the Company's enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    -- integration of acquired businesses and consolidation of the Company's subsidiary structure;

    --  improvement in manufacturing productivity and techniques;

    -- improvements in working capital management and cash conversion cycle;

    --  improvement in supply chain efficiency; and

    -- implementation of the strategies designed to address the decline in the Company's traditional businesses.

    The forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in the Company's debt credit ratings and its ability to access capital markets;

    --  the nature and pace of technology evolution;

    -- changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;

    -- pension and other post retirement benefit cost factors, such as actuarial assumptions, market performance, and employee retirement decisions;

    -- general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time-to-time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.



Eastman Kodak Company
Second Quarter 2007 Results
Non-GAAP Reconciliations


    Within the Company's second quarter 2007 press release and financial discussion document, reference is made to certain non-GAAP financial measures, including "digital earnings improvement", "traditional earnings improvement", "digital revenue", "traditional revenue", "net cash generation", "GCG digital revenue improvement", "net cash generation goal", "digital earnings from operations goal" and "digital revenue growth forecast". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows as provided in the Form 8-K filed in connection with this press release.

    The following table reconciles digital and traditional earnings improvements to the most directly comparable GAAP measure of improvement in loss from continuing operations before income taxes (dollar amounts in millions):



                                                              2007
                                                           Improvement
                                                           -----------
Digital earnings improvement, as presented                 $       97
Traditional earnings improvement, as presented                     31
New technologies earnings improvement                              15
Restructuring costs and other items                               (49)
                                                           -----------
Loss from continuing operations before interest, other
 income (charges), net and income taxes improvement (GAAP
 basis)                                                    $       94
Improvement in interest expense and other income
 (charges), net                                                    27
                                                           -----------
Loss from continuing operations before income taxes
 improvement (GAAP basis), as presented                    $      121


    The following table reconciles digital revenue and traditional revenue to the most directly comparable GAAP measure of consolidated revenue (dollar amounts in millions):



                                                            Increase/
                                            Q2 2007 Q2 2006 (Decrease)
                                            ------- ------- ----------
Digital revenue, as presented               $ 1,460 $ 1,417         3%
Traditional revenue, as presented             1,044   1,262       -17%
New technologies revenue                          6       9
                                            ------- -------
Consolidated revenue (GAAP basis), as
 presented                                  $ 2,510 $ 2,688        -7%


    The following table reconciles net cash generation to the most directly comparable GAAP measure of net cash used in continuing operations from operating activities (dollar amounts in millions):



                                     Q2 2007 Q2 2006 YTD 2007 YTD 2006
                                     ------- ------- -------- --------
Net cash used in continuing
 operations from operating
 activities (GAAP basis), as
 presented                           $ (298) $  (17) $  (695) $  (554)
   Additions to properties              (59)    (83)    (125)    (161)
   Net proceeds from sales of
    businesses/assets                   106      26      116       33
   Investments in unconsolidated
    affiliates                                                     (9)
                                     ------- ------- -------- --------
Net cash generation (continuing
 operations), as presented           $ (251) $  (74) $  (704) $  (691)


    The following table reconciles GCG digital revenue improvement to the most directly comparable GAAP measure of GCG total segment revenue improvement:



                                                              2007
                                                           Improvement
                                                            (Decline)
                                                           -----------
GCG digital revenue improvement, as presented                       6%
GCG traditional revenue decline                                   -17%
GCG total segment revenue improvement (GAAP basis), as
 presented                                                          2%


    The following table reconciles the net cash generation goal to the most directly comparable GAAP measure of net cash provided by continuing operations from operating activities goal (dollar amounts in millions):



                                                           2007
                                                           Goal
                                                     -----------------

Net cash generation goal, as presented               in excess of $100


Additions to properties, net proceeds from sales of
 businesses/assets, distributions from/(investments
 in) unconsolidated affiliates and dividends goal         100-350
                                                     -----------------

Net cash provided by continuing operations from
 operating activities goal (GAAP basis), as
 presented                                               $200-$450
                                                     =================


    The following table reconciles the digital earnings from operations goal to the most directly comparable GAAP measure of loss from continuing operations before interest, other income (charges), net and income taxes goal (dollar amounts in millions):



                                                             2007
                                                             Goal
                                                         -------------

Digital earnings from operations goal, as presented        $150-$250

Traditional earnings, new technologies earnings,
 restructuring costs and other discrete items goals       (700)-(900)
                                                         -------------

Loss from continuing operations before interest, other
 income (charges), net and income taxes goal (GAAP
 basis), as presented                                    $(550)-$(650)
                                                         =============


    The digital revenue growth forecast for 2007, as presented, of 3% to 5% corresponds to the most directly comparable GAAP measure of expected total company revenue decline for 2007, as presented, of 4% to 7%. Items to reconcile from the digital revenue growth forecast to expected total company revenue decline are expected traditional and new technologies revenue declines of 13% to 22%.

    As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company's core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the second quarter of 2007 and 2006, respectively.




                                                2nd Quarter
                                     ---------------------------------

                                           2007             2006
(in millions, except per share data)
                                        $      EPS       $      EPS
                                     ---------------- ----------------

Loss from continuing operations -
 GAAP                                $ (135) $ (0.47) $ (355) $ (1.24)

COGS
- Charges for accelerated
 depreciation in connection with the
 focused cost reduction actions          15               63
- Charges for inventory writedowns
 in connection with focused cost
 reduction actions                        6                5
                                     ------- -------- ------- --------
                            Subtotal     21     0.07      68     0.24
                                     ------- -------- ------- --------

SG&A
- Charge for legal settlement             -                4
                                     ------- -------- ------- --------
                                          -        -       4     0.01
                                     ------- -------- ------- --------

Restructuring
- Charges for focused cost reduction
 actions                                295              156
                                     ------- -------- ------- --------
                            Subtotal    295     1.03     156     0.55
                                     ------- -------- ------- --------

Other Operating Income/(Charges),
 Net
- Gains on sale of property related
 to focused cost reduction actions,
 net                                    (39)              (3)
- Impairment of property related to
 focused cost reduction actions           6                9
                                     ------- -------- ------- --------
                            Subtotal    (33)   (0.12)      6     0.02
                                     ------- -------- ------- --------

Taxes
- Audit settlement, establishment of
 foreign valuation allowances and
 adjustments of uncertain tax
 positions                               36
- Tax impacts of the above-mentioned
 pre-tax items                          (53)             (28)
                                     ------- -------- ------- --------
                            Subtotal    (17)   (0.06)    (28)   (0.10)
----------------------------------------------------------------------

     CONTACT: Eastman Kodak Company
             Media:
             David Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             Investor Relations:
             Ann McCorvey, 585-724-5096
             antoinette.mccorvey@kodak.com
             or
             Angela Nash, 585-724-0982
             angela.nash@kodak.com